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                                                                     EXHIBIT 3.4



                          CERTIFICATE OF DETERMINATION
                                       OF
                         COMMONWEALTH ENERGY CORPORATION
                            A CALIFORNIA CORPORATION

The undersigned, Fred Bloom, President, and David Mensch, Secretary, certify that:

        1. Fred Bloom is the President, and David Mensch is the Secretary, of Commonwealth Energy Corporation, a California corporation (the "Company").

        2. The number of shares of Series A Convertible Preferred Stock shall be 1,000,000, none of which have been issued.

        3. By action of the Board of Directors of the Company on September 15, 1997 at the Company's office located at 15941 Redhill Ave., Ste. 200, Tustin, California 92780, County of Orange, and State of California, the following resolution was adopted by unanimous written consent of the directors:

WHEREAS, Article Four of the Articles of Incorporation of the Company authorizes a class of shares designated as Preferred shares consisting of 1,000,000 shares, the rights, preferences, privileges to be determined by the Board of Directors; and

WHEREAS, none of the shares have previously been issued and it is now the desire of the Board of Directors, pursuant to the authority vested in it by the Articles of Incorporation as hereinabove set forth, to fix and determine the rights, preferences, privileges, and restrictions of the Preferred shares.

NOW THEREFORE, BE IT RESOLVED that the Board of Directors does hereby provide for the issuance of Preferred Shares of the Company and does hereby fix and determine the rights, preferences, privileges, and restrictions of, and other matters relating to, that series, as follows:

        I. 1,000,000 shares shall be designated as "Series A Convertible Preferred Stock", none of which have been previously issued, with the powers, preferences, rights, restrictions, and other matters as follows:

               (1)    Dividends.

                      (a) Subject to the provisions hereof, the annual rate of dividends payable on each Share shall be 10% of the original issue price or the maximum rate as allowed by law, whichever is less. Dividends shall be calculated from the date issue and payable, in each case quarterly on the first day of January, April, June and September of each year ("Dividend Payment Date"), commencing January 1, 1998, unless any such day is not a business day (a day other than Saturday, Sunday or legal holiday) in which event on the next business day. The amount of dividends payable on these Shares for each full semi-annual dividend period shall be computed by dividing by two the annual rate per share set forth in this Section (a). The amount of dividends payable on these Shares for any period less than each quarterly dividend period shall be computed on the basis of a 360-day

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year of twelve 30-day months. Dividends shall be paid, when, as and if declared by the Board of Directors, to record holders of these Shares as of the close of business on the preceding December 1 with respect to a dividend payable on January 1; March 1 with respect to a dividend payable on April 1; May 1 with respect to a dividend payable on June 1 and August 1 with respect to a dividend payable on September 1, except that if such date for determination of record holders is not a Business Day, such date shall be the next Business Day (the "Dividend Record Date").

                      (b) The holders of these Shares shall be entitled to receive, when, as and if declared by the Board of Directors and out of the assets of the Corporation which are by law available for the payment of dividends, cumulative dividends payable in cash.

                      (c) (i) Dividends on these Shares shall be cumulative. Such dividends shall accrue from the date of issuance and shall be deemed to accrue from day to day whether or not earned or declared. Such dividends shall be payable before any dividends shall be declared, set apart, or paid for the Common Stock, and shall be cumulative so that if for any dividend period such dividends on the outstanding Preferred Shares at the rate herein specified are not paid or declared and set apart therefor, the deficiency shall be fully paid or declared and set apart for payment, without interest, before any distribution, by dividend or otherwise, shall be paid on, declared, or set apart for the Common Stock.

                          (ii) Each period beginning on the day next following a
Dividend Payment Date and ending on the next succeeding Dividend Payment Date shall be a "Dividend Period". Dividends shall accrue but not compound on a daily basis at the semi-annual dividend rate in effect at such time.

                          (iii) If full dividends on all outstanding Shares at
that rate per share set out in (a) shall not have been declared and paid or set aside for payment for the immediately preceding Dividend Period, the Corporation shall not, until full dividends have been declared and paid or set aside for payment on all outstanding Shares for a subsequent Dividend Period, (A) declare or pay or set aside for payment any dividends or make any other distribution or payments on the Common Stock or (B) make any payment on account of the purchase, redemption or other retirement of, or pay or make available any monies for a sinking fund for the redemption of, any shares of Common Stock.

               (2)    Liquidation Preference.

                      (a) In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Common Stock or other junior equity security by reason of their ownership thereof, an amount per share equal to the sum of (i) $1.00 for each outstanding share of Series A Preferred Stock (the "Original Issue Price"), and (ii) an amount equal to all declared but unpaid dividends on each such share. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the



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Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the product of the liquidation preference of each such share and the number of such shares owned by each such holder.

                      (b) After the distribution described in subsection (a) above has been paid, the remaining assets of the Company available for distribution to stockholders shall be distributed among the holders of Common Stock pro rata based on the number of shares of Common Stock held by each.

                      (c) For purposes of this Section 2, (i) any acquisition of the Company by means of merger or other form of corporate reorganization in which the shareholders of the Company do not own a majority of the outstanding shares of the surviving Company or (ii) a sale of all or substantially all of the assets of the Company shall be treated as a liquidation, dissolution or winding up of the Company and shall entitle the holders of Series A Preferred Stock and Common Stock to receive at the closing cash, securities or other property as specified in Sections 2(a) and 2(b) above.

                      (d) Any securities to be delivered to the holders of Series A Preferred Stock and Common Stock pursuant to Section 2(c) above shall be valued as follows:

                             (i) Securities not subject to investment letter or
other similar restrictions on free marketability:

                                    (A) If traded on a securities exchange, the
value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty (30) day period ending three (3) days prior to the closing;

                                    (B) If actively traded over-the-counter, the
value shall be deemed to be the average of the closing bid and asked prices over the thirty (30) day period ending three (3) days prior to the closing; and

                                    (C) If there is no active public market, the
value shall be the fair market value thereof, as mutually determined by the Company and the holders of not less than a majority of the then outstanding shares of Series A Preferred Stock.

                             (ii) The method of valuation of securities subject
to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in clauses (i)(A), (B) or (C) to reflect the approximate fair market value thereof, as mutually determined by the Company and the holders of a majority of the then outstanding shares of Series A Preferred Stock.

                      (e) The Company shall give each holder of record of Series A Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the stockholders' meeting called to approve such transaction, or twenty (20)



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days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and the Company shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place earlier than twenty (20) days after the Company has given the first notice provided for herein or earlier than ten days after the Company has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of a majority of the shares of Series A Preferred Stock then outstanding.

               (3) Conversion. The holders of Series A Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                      (a) Right To Convert. Subject to subsection (d), each share of outstanding Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Company or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price by the Conversion Price in effect at the time for the Series A Preferred Stock (the "Conversion Price"). The initial Conversion Price per share for shares of Series A Preferred Stock shall be the Original Issue Price, subject to adjustment as set forth in subsection (d).

                      (b) Automatic Conversion. Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price then in effect for the Series A Preferred Stock immediately upon (i) the closing of the sale of the Company's Common Stock in a bona fide, firmly underwritten public offering registered under the Securities Act of 1933, as amended (the "Securities Act") pursuant to a registration statement on Form S-1 or any successor or similar form or (ii) the approval of holders of 66-2/3 % of the outstanding shares of Series A Preferred Stock.

                      (c) Mechanics of Conversion.

                             (i) Before any holder of Series A Preferred Stock
shall be entitled voluntarily to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for such stock, and shall give written notice to the Company at such office that he elects to convert the same and shall state therein the number of shares to be converted and the name or names in which he wishes the certificate or certificates for shares of Common Stock to be issued. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date or surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.



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                             (ii) If the conversion is in connection with an
underwritten offering of securities pursuant to the Securities Act, the conversion may, at the option of any holder tendering shares of Series A Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of the Series A Preferred Stock shall not be deemed to have converted such Series A Preferred Stock until immediately prior to the closing of such sale of securities.

                      (d) Adjustments to Conversion Prices for Stock Dividends and for Combinations or Subdivisions of Common Stock. In the event that the Company at any time or from time to time after the first date of any issuance of Series A Preferred Stock (the "Original Issue Date") shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Conversion Price in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. In the event that the Company shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Company shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

                      (e) Adjustments for Reclassification and Reorganization. If the Common Stock issuable upon conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Section 3(d) above or a merger or other reorganization referred to in Section 2(d) above), the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Series A Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion- of the Series A Preferred Stock immediately before that change.

                      (f) No Impairment. The Company will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this
Section 3 and in the taking of all such action as



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may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment.

                      (g) Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment of any Conversion Price pursuant to this Section 3, the Company, at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate executed by the Company's President or Chief Financial Officer setting forth such adjustment or readjustment and showing in detail the facts upon which the Company shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth
(i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series A Preferred Stock.

                      (h) Notices of Record Date. In the event that the Company shall propose at any time: (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus; (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or (iv) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; then, in connection with each such event, the Company shall send to the holders of Series A Preferred Stock:

                                    (A) At least twenty (20) days prior written
notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (iii) and (iv) above; and

                                    (B) In the case of the matters referred to
in (iii) and (iv) above, at least twenty (20) days prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

                      (i) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued



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shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate.

                      (j) Fractional Shares. No fractional share shall be issued upon the conversion of any share or shares of Series A Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Company shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors).

                      (k) Notices. Any notice required by the provisions of this
Section 3 to be given to the holders of shares of Series A Preferred Stock shall be deemed given if reposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Company.

               (4) Voting Rights. The holder of each share of Series A Preferred have the right to one vote for each share of Common Stock into which such share of Series A Preferred Stock could be converted on the record date for the vote or written consent of stockholders. In all cases any fractional share, determined on an aggregate conversion basis, shall be rounded to the nearest whole share. With respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders meeting in accordance with the bylaws of the Company, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote.

               (5) Status of Converted Stock. In the event any shares of Series A Preferred Stock shall be converted pursuant to Section 3 hereof, the shares so converted shall be canceled and shall not be issuable by the Company, and all such shares shall be canceled, retired and eliminated from the shares which the Company is authorized to issue.

               (6) Restrictions and Limitations. So long as any shares of Series A Preferred Stock remain outstanding, the Company shall not without the vote or written consent by the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, amend these Articles of Incorporation if such amendment would adversely affect any of the rights, preferences or privileges provided for herein for the benefit of the Series A Preferred Stock.

RESOLVED FURTHER, that the President and Secretary of the Company are hereby authorized and directed to prepare, execute, verify, and file in the office of the California Secretary of State, a Certificate of Determination in accordance with this resolution as required by law.



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WE FURTHER DECLARE, under penalty of perjury under the laws of the State of
California, that the matters set forth in this Certificate of Determination are true and correct of our own knowledge.



Executed this 22nd day of September, 1997 in Costa Mesa, California.



                                                       /s/ Fred Bloom
                                            ------------------------------------
                                            Fred Bloom, President


                                                      /s/ David Mensch
                                            ------------------------------------
                                            David Mensch, Secretary


Filed with the California Secretary of State on March 13, 1998



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